CDNX – DRS

OTC BB - DRKRF

 December 10, 2002

           Form 20-F File No.: 0-30072

EXPERIENCED OIL MAN JOINS THE BOARD

(Vancouver, B.C., December 10, 2002) – Derek Resources Corporation is proud to announce the appointment of Mr. Pat Boswell as a Director of the Company.  Mr. Boswell’s appointment brings the number of acting directors for the Company to five.  Mr. Boswell, a native of Calgary, Alberta, has 26 years of experience in the oil and gas industry.  He currently sits as the President and CEO of Calgary based International Frontier Resources Corporation.  Previously he was Executive Vice President of Hardy Oil & Gas Canada Ltd., a wholly owned subsidiary of Hardy Oil & Gas PLC, a public company listed on the London Stock Exchange.  Prior to Hardy he was President and a Director of Stateside Energy Corporation, a VSE Listed company, and Crozet Oil & Gas Ltd. a private oil & gas company.  Mr. Boswell has accrued a great deal of experience and expertise in the oil and gas industry and his knowledge and guidance will make a great contribution to Derek Resources Corporation and its shareholders.

DEREK RESOURCES CORPORATION

/s/ Barry Ehrl”

/s/ Frank Hallam

Barry C.J. Ehrl, Director

Frank Hallam, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

Investor Relations e-mail:  invest@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1730, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.

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